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                       CONSENT OF CIBC OPPENHEIMER CORP.

     We hereby consent to the inclusion of our opinion letter dated August 8, 1998 to the Board of Directors of American Disposal Services, Inc. ("American") as Appendix D to American's proxy statement for its special meeting of stockholders (the "Proxy Statement") being called to vote upon the proposed Agreement and Plan of Merger by and among American, Allied Waste Industries, Inc. and AWIN II Acquisition Corporation and the transactions contemplated thereby. We also consent to the references to our firm and such opinion in such Proxy Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Proxy Statement within the meaning of the term "experts" as used in the Act or the Regulations.

                                          CIBC OPPENHEIMER CORP.

                                          By:

                                            ------------------------------------
                                            Name: Marshall Heinberg
                                            Title: Managing Director

August 28, 1998